EXHIBIT 14
                                                                      ----------

                            FRANKLIN RESOURCES, INC.

                       CODE OF ETHICS AND BUSINESS CONDUCT

This Code of Ethics and Business Conduct (the "Code") has been adopted by the Board of Directors (the "Board") of Franklin Resources, Inc. in connection with its oversight of the management and business affairs Franklin Resources, Inc.

1.   PURPOSE AND OVERVIEW .


     (a) APPLICATION. The Code is applicable to all officers, directors, employees and temporary employees (each, a "Covered Person") of Franklin Resources, Inc. and all of its U.S. and non-U.S. subsidiaries and affiliates (collectively, the "Company").

     (b) PURPOSE. The Code summarizes the values, principles and business practices that guide the business conduct of the Company and also provides a set of basic principles to guide Covered Persons regarding the minimum ethical requirements expected of them. The Code supplements the Company's existing employee policies, including those specified in the respective U.S. and non-U.S. employee handbooks and also supplements various other codes of ethics, policies and procedures that have been adopted by the Company. All Covered Persons are expected to become familiar with the Code and to apply these principles in the daily performance of their jobs.

     (c) OVERRIDING RESPONSIBILITIES. It is the responsibility of all Covered Persons to maintain a work environment that fosters fairness, respect and integrity. The Company requires all Covered Persons to conduct themselves in a lawful, honest and ethical manner in all of the Company's business practices.

     (d) QUESTIONS. All Covered Persons are expected to seek the advice of a supervisor, a manager, the Human Resources Department, the Company's General Counsel or the Legal Compliance Department for additional guidance or if there is any question about issues discussed in this Code.

     (e) VIOLATIONS. If any Covered Person observes possible unethical or illegal conduct, such concerns or complaints should be reported as set forth in Section 16 below.

     (f) DEFINITION OF EXECUTIVE OFFICER. For the purposes of this Code, the term "Executive Officer" shall mean those officers, as shall be determined by the Board of Directors of Franklin Resources, Inc. from time to time, who are subject to the reporting obligations of Section 16(a) of the Securities Exchange Act of 1934.

     (g) DEFINITION OF DIRECTOR. For purposes of this Code, the term "Director" shall mean members of the Board of Directors of Franklin Resources, Inc.
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2.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

     (a) COMPLIANCE. All Covered Persons of the Company are required to comply with all of the applicable laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, Covered Persons should comply with the Code, even if the conduct would otherwise be legal under applicable laws. On the other hand, if local laws are more restrictive than the Code, Covered Persons should comply with applicable laws.

     (b) INSIDER TRADING. Such legal compliance includes, without limitation, compliance with the Company's insider trading policy, which prohibits Covered Persons from trading securities either personally or on behalf of others, while in possession of material non-public information or communicating material non-public information to others in violation of the law. Securities include common stocks, bonds, options, futures and other financial instruments. Material information includes any information that a reasonable investor would consider important in a decision to buy, hold, or sell securities. These laws provide substantial civil and criminal penalties for individuals who fail to comply. The policy is described in more detail in the various employee handbooks and compliance policies. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading.

     (c) QUESTIONS REGARDING STOCK TRADING. All questions regarding insider trading or reports of impropriety regarding stock transactions should be made to the Legal Compliance Department. See also Section 16 below.

3.   CONFLICTS OF INTEREST.

     (a) AVOIDANCE OF CONFLICTS. All Covered Persons are required to conduct themselves in a manner and with such ethics and integrity so as to avoid a conflict of interest, either real or apparent.

     (b) CONFLICT OF INTEREST DEFINED. A conflict of interest is any circumstance where an individual's personal interest interferes or even appears to interfere with the interests of the Company. All Covered Persons have a duty to avoid financial, business or other relationships that might be opposed to the interests of the Company or might cause a conflict with the performance of their duties.

     (c) POTENTIAL CONFLICT SITUATIONS. A conflict can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company related work objectively and effectively. Conflicts also may arise when a Covered Person or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

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     (d)  EXAMPLES OF  POTENTIAL  CONFLICTS.  Some of the areas where a conflict could arise include:

          (i) Employment by a competitor, regardless of the nature of the employment, while employed by the Company.

          (ii) Placement of business with any company in which a Covered Person, or any member of the Covered Person's family, has a substantial ownership interest or management responsibility.

          (iii) Making endorsements or testimonials for third parties.

          (iv) Processing a transaction on the Covered Person's personal account(s), or his or her friend or family members' account(s), through the Company's internal systems without first submitting the transaction request to the Company's Customer Service Center.

          (v) Disclosing the Company's confidential information to a third party without the prior consent of senior management.

     (e) QUESTIONS REGARDING CONFLICTS. All questions regarding conflicts of interest and whether a particular situation constitutes a conflict of interest should be directed to the Legal Compliance Department. See also Section 16 below.

4.   GIFTS AND ENTERTAINMENT.

     (a) RATIONALE. The Company's aim is to deter providers of gifts from seeking or receiving special favors from Covered Persons. Gifts of more than a nominal value can cause Covered Persons to feel placed in a position of "obligation" and/or give the appearance of a conflict of interest.

     (b) NO CONDITIONAL GIFTS. Covered Persons may not at any time accept any item that is conditioned upon the Company doing business with the entity or person giving the gift.

     (c)  NO CASH GIFTS. Cash gifts of any amount should never be accepted.

     (d) NO NON-CASH GIFTS OVER $100. Covered Persons, including members of their immediate families, may not, directly or indirectly, take, accept or receive bonuses, fees, commissions, gifts, gratuities, or any other similar form of consideration, from any person, firm, corporation or association with which the Company does or seeks to do business if the value of such item is in excess of $100.00 on an annual basis.

     (e) NO SOLICITATION FOR GIFTS. Covered Persons should not solicit any third party for any gift, gratuity, entertainment or any other item regardless of its value.

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     (f)  PERMITTED ENTERTAINMENT.  Covered Persons,  including members of their
          immediate   families,   may  accept  or   participate  in  "reasonable
          entertainment"   provided  by  any  person,   firm,   corporation   or
          association with which the Company does or seeks to do business. "Reasonable entertainment" would include, among other things, an occasional meal, a ticket to a sporting event or the theater, or
          comparable  entertainment,   which  is  neither  so  frequent  nor  so
          excessive as to raise any question of propriety; attended by the entity or person providing the entertainment, meal, or tickets; not more frequent than once per quarter; and not preconditioned on a "quid pro quo" business relationship.

     (g) NO EXCESSIVE ENTERTAINMENT. Covered Persons are prohibited from accepting "excessive entertainment" without the prior written approval of one of the Company's Co-Chief Executive Officers or the Office of the Chairman. "Excessive entertainment" is entertainment that has a value greater than $1000.00 or is provided more frequently than once per quarter.

     (h) WHAT TO DO. Covered Persons presented with a gift with a value in excess of $100.00 or entertainment valued greater than $1000.00 should politely decline and explain that the Company policy makes it impossible to accept such a gift. Covered Persons are encouraged to be guided by their own sense of ethical responsibility, and if they are presented with such a gift from an individual or company, they should notify their manager so the gift can be returned.

     (i) PERMITTED COMPENSATION. The Company recognizes that this Section 4 does not prohibit Directors who do not also serve in management positions within the Company from accepting compensation, bonuses, fees and other similar consideration paid in the normal course of business as a result of their outside business activity, employment or directorships.

     (j) QUESTIONS REGARDING GIFTS AND ENTERTAINMENT. All questions regarding gifts and entertainment should be directed to the Legal Compliance Department. See also Section 16 below.

5.   OUTSIDE EMPLOYMENT.

     (a) RESTRICTIONS. Subject to any departmental restrictions, Covered Persons are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect a Covered Person's job performance at the Company, and outside employment must not result in absenteeism, tardiness or a Covered Person's inability to work overtime when requested or required. Covered Persons may not engage in outside employment, which requires or involves using Company time, materials or resources.

     (b) SELF-EMPLOYMENT. For purposes of this policy, outside employment includes self-employment.

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     (c)  REQUIRED  APPROVALS.  Due to the  fiduciary  nature  of the  Company's business, all potential conflicts of interest that could result from a Covered Person's outside employment should be discussed with the Covered Person's manager and the Human Resources Department, prior to entering into additional employment relationships.

     (d) OUTSIDE DIRECTORS EXEMPT. The Company recognizes that this Section 5 is not applicable to Directors who do not also serve in management positions within the Company.

6.   CONFIDENTIALITY.

     (a) CONFIDENTIALITY OBLIGATION. Covered Persons are responsible for maintaining the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. The sensitive nature of the investment business requires that the Company keep its customers' confidence and trust. Covered Persons must be continuously sensitive to the confidential and privileged nature of the information to which they have access concerning the Company, and must exercise the utmost discretion when discussing any work-related matters with third parties. Each Covered Person must safeguard the Company's confidential information and not disclose it to a third party without the prior consent of senior management.

     (b) WHAT IS CONFIDENTIAL INFORMATION. "Confidential information" includes but is not limited to information, knowledge, ideas, documents or materials that are owned, developed or possessed by the Company or that in some other fashion are related to confidential or proprietary matters of the Company, its business, customers, shareholders, Covered Persons or brokers. It includes all business, product, marketing, financial, accounting, personnel, operations, supplier, technical and research information. It also includes computer systems, software, documentation, creations, inventions, literary works, developments, discoveries and trade secrets. Confidential information includes any non-public information of the Company that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

     (c) ACKNOWLEDGMENT. All employees of the Company are expected to sign an acknowledgment regarding the confidentiality policy set forth above at the time they become employed with the Company.

     (d) LENGTH OF CONFIDENTIALITY OBLIGATIONS. Covered Persons are expected to comply with the confidentiality policy not only for the duration of their employment or service with the Company, but also after the end of their employment or service with the Company.

     (e) CONFIDENTIALITY UNDER THE CODE. All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.

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7.   OWNERSHIP OF INTELLECTUAL PROPERTY.

     (a) COMPANY OWNERSHIP. The Company owns all of the work performed by Covered Persons at and/or for the Company, whether partial or completed. All Covered Persons shall be obligated to assign to the Company all "intellectual property" that is created or developed by Covered Persons, alone or with others, while working for the Company.

     (b) WHAT IS INTELLECTUAL PROPERTY. "Intellectual Property" includes all trademarks and service marks, trade secrets, patents and patent subject matter and inventor rights in the United States and foreign countries and related applications. It includes all United States and foreign copyrights and subject matter and all other literary property and author rights, whether or not copyrightable. It includes all creations, not limited to inventions, discoveries, developments, works of authorship, ideas and know-how. It does not matter whether or not the Company can protect them by patent, copyright, trade secrets, trade names, trade or service marks or other intellectual property right. It also includes all materials containing any intellectual property. These materials include but are not limited to computer tapes and disks, printouts, notebooks, drawings, artwork and other documentation. To the extent applicable, non-trade secret intellectual property constitutes a "work made for hire" owned by the Company, even if it is not a trade secret.

     (c) EXCEPTIONS. The Company will not be considered to have a proprietary interest in a Covered Person's work product if: (i) the work product is developed entirely on the Covered Person's own time without the use or aid of any Company resources, including without limitation, equipment, supplies, facilities or trade secrets; (ii) the work product does not result from Covered Person's employment with the Company; and (iii) at the time a Covered Person conceives or reduces the creation to practice, it is not related to the Company's business nor the Company's actual or expected research or development.

     (d) REQUIRED DISCLOSURE. All Covered Persons must disclose to the Company all intellectual property conceived or developed while working for the Company. If requested, a Covered Person must sign all documents necessary to memorialize the Company's ownership of intellectual property under this policy. These documents include but are not limited to assignments and patent, copyright and trademark applications.

8. CORPORATE OPPORTUNITIES. Covered Persons are prohibited from (i) taking for themselves opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, and/or (iii) competing with the Company.

9. FAIR DEALING. Each Covered Person should endeavor to deal fairly with the Company's customers, suppliers, competitors and Covered Persons and not to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

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

10. PROTECTION AND USE OF COMPANY PROPERTY. All Covered Persons should protect the Company's assets and ensure they are used for legitimate business purposes during employment with the Company. Improper use includes unauthorized personal appropriation or use of the Company's assets, data or resources, including computer equipment, software and data.

11.  STANDARDS OF BUSINESS CONDUCT.

     (a) RESPECTFUL WORK ENVIRONMENT. The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities.

     (b) PROHIBITED CONDUCT. The following conduct will not be tolerated and could result in disciplinary action, including termination:

          (i)  Any act which  causes doubt about a Covered  Person's  integrity, such as the falsifying of Company records and documents, competing in business with the Company, divulging trade secrets, or engaging in any criminal conduct.

          (ii) Any act which may create a dangerous situation, such as carrying weapons, firearms or explosives on Company premises or surrounding areas, assaulting another individual, or disregarding property and safety standards.

          (iii)The use, sale, purchase, transfer, possession, or attempted sale, purchase or transfer of alcohol or drugs while at work. Reporting to work while under the influence of alcohol or drugs, or otherwise in a condition not fit for work.

          (iv) Insubordination, including refusal to perform a job assignment or to follow a reasonable request of a Covered Person's manager, or discourteous conduct toward customers, associates, or supervisors.

          (v) Harassment of any form including threats, intimidation, abusive behavior and/or coercion of any other person in the course of doing business.

          (vi) Falsification or destruction of any timekeeping record, intentionally clocking in on another Covered Person's attendance or timekeeping record, the knowledge of another Covered Person tampering with their attendance record or tampering with one's own attendance record.

         (vii) Failure to perform work, which meets the standards/expectations of the Covered Person's position.

        (viii) Excessive  absenteeism,   chronic  tardiness,  or  consecutive
               absence of 3 or more days without notification or authorization.

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          (ix) Any act of dishonesty or  falsification of any Company records or
               documents,   including  obtaining   employment  based  on  false,
               misleading, or omitted information.

     (c) DISCIPLINARY ACTION. A Covered Person or the Company may terminate the employment or service relationship at will, at any time, without cause or advance notice. Thus, the Company does not strictly adhere to a progressive disciplinary system since each incident of misconduct may have a different set of circumstances or differ in its severity. The Company will take such disciplinary action as it deems appropriate and commensurate with any misconduct of the Covered Person.

12.  DISCLOSURE IN REPORTS AND DOCUMENTS.

     (a) FILINGS AND PUBLIC MATERIALS. As a public company, it is important that the Company's filings with the Securities and Exchange Commission (the "SEC") and other Federal, State, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. The Company also makes many other filings with the SEC and other domestic and international regulatory agencies on behalf of the funds that its subsidiaries and affiliates manage. Further, the Company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that are sent out to its mutual fund shareholders and clients.

     (b) DISCLOSURE AND REPORTING POLICY. The Company's policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the Company. The Company maintains the highest commitment to its disclosure and reporting requirements, and expects all Covered Persons to record information accurately and truthfully in the books and records of the Company.

     (c) INFORMATION FOR FILINGS. Depending on his or her position with the Company, a Covered Person, may be called upon to provide necessary information to assure that the Company's public reports and regulatory filings are full, fair, accurate, timely and understandable. The Company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the Company's public disclosure requirements.

     (d) DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING. Covered Persons are required to cooperate and comply with the Company's disclosure controls and procedures and internal controls over financial reporting so that the Company's reports and documents filed with the SEC and other Federal, State, domestic and international regulatory agencies comply in all material respects with applicable laws, and rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

13.  RELATIONSHIPS  WITH GOVERNMENT  PERSONNEL.  Covered persons should be aware
     that  practices   that  may  be  acceptable  in  the  commercial   business
     environment (such as providing


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

     certain transportation, meals, entertainment and other things of nominal value) may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government's behalf. Therefore, Covered Persons are required to comply with the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where the Company conducts business. Covered persons are prohibited from giving money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any connection with the Company's business relationship. Any proposed payment or gift to a government official or employee must be reviewed in advance by the Legal Compliance Department, even if such payment is common in the country of payment.

14. POLITICAL CONTRIBUTIONS. Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, the Company does not make direct contributions to any candidates for federal, state or local offices where applicable laws make such contributions illegal. Contributions to political campaigns must not be, or appear to be, made with or reimbursed by the Company's funds or resources. The Company's funds and resources include (but are not limited to) the Company's facilities, office supplies, letterhead, telephones and fax machines. Employees may make personal political contributions as they see fit in accordance with all applicable laws.

15.  ACCOUNTABILITY FOR ADHERENCE TO THE CODE.

     (a) HONESTY AND INTEGRITY. The Company is committed to uphold ethical standards in all of its corporate and business activities. All Covered Persons are expected to perform their work with honesty, truthfulness and integrity and to comply with the general principles set forth in the Code. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code.

     (b) DISCIPLINARY ACTIONS. A violation of the Code may result in appropriate disciplinary action including the possible termination from employment with the Company. Nothing in this Code restricts the Company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code.

     (c) ANNUAL CERTIFICATIONS. Directors and Executive Officers will be required to certify annually, on a form to be provided by the Legal Compliance Department, that they have received, read and understand the Code and have complied with the requirements of the Code.

     (d)  TRAINING AND EDUCATIONAL REQUIREMENTS.

          (i) ORIENTATION. New Covered Persons will receive a copy of the Code during the orientation process conducted by representatives of the Human Resources Department and shall acknowledge that they have received,


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               read  and   understand   the  Code  and  will   comply  with  the
               requirements of the Code.

          (ii) CONTINUING EDUCATION. Covered Persons shall be required to complete such additional training and continuing education requirements regarding the Code and matters related to the Code as the Company shall from time to time establish.

16.  REPORTING VIOLATIONS OF THE CODE.

     (a) QUESTIONS AND CONCERNS. Described in this Code are procedures generally available for addressing ethical issues that may arise. As a general matter, if a Covered Person has any questions or concerns about compliance with this Code he or she is encouraged to speak with his or her supervisor, manager, representatives of the Human Resources Department, the Company's General Counsel or the Legal Compliance Department.

     (b) COMPLIANCE AND ETHICS HOT-LINE. If a Covered Person does not feel comfortable talking to any of the persons listed above for any reason, he or she should call the Compliance and Ethics Hot-Line at 1-800-636-6592. Calls to the Compliance and Ethics Hot-Line may be made anonymously.

     (c) RESPONSIBILITY TO REPORT VIOLATIONS OF THE CODE AND LAW. As part of its commitment to ethical and lawful conduct, the Company expects Covered Persons to promptly report any suspected violations of this Code or law. Failure to report knowledge of a violation or other misconduct may result in disciplinary action.

     (d) CONFIDENTIALITY AND INVESTIGATION. The Company will treat the information set forth in a report of any suspected violation of the Code or law in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of any matter reported. Covered Persons are expected to cooperate in any investigations of reported violations.

     (e) PROTECTION OF COVERED PERSONS. By law, the Company may not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee to provide information or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of any rule or regulation of the SEC or any provision of Federal law relating to fraud against shareholders when the information or assistance is provided to or the investigation is conducted, by, among others, a person(s) working for the Company with the authority to investigate, discover or terminate misconduct. To encourage Covered Persons to report violations of illegal or unethical conduct, the Company will not allow retaliation to be taken against any Covered Person who has made a report under this section in good faith.

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     (f)  ACCOUNTING/AUDITING  COMPLAINTS.  The law requires  that the Company's
          Audit Committee have in place procedures for the receipt, retention and treatment of complaints concerning accounting, internal accounting controls, or auditing matters and procedures for Covered Persons to anonymously submit their concerns regarding questionable accounting or auditing matters.

          Complaints concerning accounting, internal accounting controls or auditing matters will be directed to the attention of the Audit Committee, or the appropriate members of that committee. For direct access to the Company's Audit Committee, please address complaints regarding accounting, internal accounting controls, or auditing matters to:

          Audit Committee
          Franklin Resources, Inc.
          One Franklin Parkway
          San Mateo, California 94403

          Complaints or concerns regarding accounting or auditing matters may also be made to the Compliance and Ethics Hot-Line at 1-800-636-6592. Calls to the Compliance and Ethics Hot-Line may be made anonymously.

17.  WAIVERS OF THE CODE.

     (a) WAIVERS BY DIRECTORS AND EXECUTIVE OFFICERS. Any change in or waiver of this Code for Directors or Executive Officers of the Company may be made only by the Board or a committee thereof in the manner described in Section 17(d) below, and any such waiver (including any implicit waiver) shall be promptly disclosed to shareholders as required by the corporate governance listing standards of the New York Stock Exchange and other applicable laws, rules and regulations.

     (b) WAIVERS BY OTHER COVERED PERSONS. Any requests for waivers of this Code for Covered Persons other than Directors and Executive Officers of the Company may be made to the Legal Compliance Department in the manner described in Section 17(e) below.

     (c) DEFINITION OF WAIVER. For the purposes of the Code, the term "waiver" shall mean a material departure from a provision of the Code. An "implicit waiver" shall mean the failure of the Company to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an Executive Officer.

     (d)  MANNER FOR REQUESTING DIRECTOR AND EXECUTIVE OFFICER WAIVERS.

          (i) REQUEST AND CRITERIA. If a Director or Executive Officer wishes to request a waiver of this Code, the Director or Executive Officer may submit to the Director of Global Compliance or the Legal Compliance Department a written request for a waiver of the Code only if he/she can demonstrate that such a waiver:

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               (A)  is  necessary  to  alleviate  undue  hardship  or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

               (B) will not be inconsistent with the purposes and objectives of the Code;

               (C) will not adversely affect the interests of clients of the Company or the interests of the Company; and

               (D) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

          (ii) DISCRETIONARY WAIVER AND RESPONSE. The Legal Compliance Department will forward the waiver request to the Board or a committee thereof for consideration. Any decision to grant a waiver from the Code shall be at the sole and absolute discretion of the Board or committee thereof, as appropriate. The Secretary of the Company will advise the Legal Compliance Department in writing of the Board's decision regarding the waiver, including the grounds for granting or denying the waiver request. The Legal Compliance Department shall promptly advise the Director or Executive Officer in writing of the Board's decision.

     (e)  MANNER FOR REQUESTING OTHER COVERED PERSON WAIVERS.

          (i) REQUEST AND CRITERIA. If a Covered Person who is a non-director and non-Executive Officer wishes to request a waiver of this Code, the Covered Person may submit to the Legal Compliance Department a written request for a waiver of the Code only if he/she can demonstrate that such a waiver would satisfy the same criteria set forth in Section 17(d).

          (ii) DISCRETIONARY WAIVER AND RESPONSE. The Legal Compliance Department shall forward the waiver request to the General Counsel of the Company for consideration. The decision to grant a waiver request shall be at the sole and absolute discretion of the General Counsel of the Company. The General Counsel will advise the Legal Compliance Department in writing of his/her decision regarding the waiver, including the grounds for granting or denying the waiver request. The Legal Compliance Department shall promptly advise the Covered Person in writing of the General Counsel's decision.

18. INTERNAL USE. The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

19. OTHER POLICIES AND PROCEDURES. The "Code of Ethics and Policy Statement on Insider Trading" under Rule 17j-1 pursuant to the Investment Company Act and other policies and procedures adopted by the Company are additional requirements that apply to Covered Persons.

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